U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K/A

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                         Date of Report: April 14, 2003
                        (Date of earliest event reported)

                             ICT Technologies, Inc.

             (Exact name of registrant as specified in its charter)

          Delaware                    000-29805                 13-4070586
      (State or other               (Commission               (I.R.S. Employer
       jurisdiction                 File Number)             Identification No.)
     of incorporation)

                  33 West Main Street, Elmsford, New York          10523
               (Address of principal executive offices)          (Zip Code)

        Registrant's telephone number, including area code:  914-592-1700

     This Amendment No. 2 to the Current Report of ICT Technologies, Inc. (the "Company" or "ICT") on Form 8-K dated April 14, 2003 (the "Report") relates to the change in the Registrant's Certifying Accountant. The purpose of this Amendment is to submit herewith as Exhibit 1 the letter of Edward Engels, Registrant's previous Certifying Accountant, dated February 23, 2004, responding to the Amendment No. 1 to this Form 8-K relating to the description of the Circumstances surrounding the dismissal of the certifying accountant.

Item 4.     Changes in Registrant's Certifying Accountant

     Effective April 14, 2003 ICT Technologies, Inc. ("ICT Technologies") dismissed its prior certifying accountant, Edward R. Engels, who had been retained by ICT Technologies effective July 22, 2002. During the period of his retention, Mr. Engels did not report the result of any audit of the financial statements of ICT Technologies but did report on his review of such financial statements for the ICT Technologies' second and third fiscal quarters of its 2002 fiscal year. Mr. Engels' review reports confirmed that he was not aware of any material modifications that should be made to ICT Technologies' interim financial statements for such quarters for them to be in conformity with generally accepted accounting principles. Such reports contained an explanatory paragraph concerning the ability of ICT Technologies to continue as a going concern. The decision to dismiss Mr. Engels was approved by the audit committee of ICT Technologies' Board of Directors.

     During Mr. Engels' field work relating to the audit of the financial statements of ICT Technologies for fiscal year 2002, Mr. Engels' asserted that the application of accounting principles relating to revenue recognition in ICT Technologies' prepaid phone calling card business differed from that of ICT Technologies.

     Mr. Engel's aledges that subsequent to the date of his engagement, the Company recorded as revenue income from the sales of prepaid telephone cards that had neither been collected or earned. He is incorrect on both accounts. Income from the prepaid telephone cards was in fact recorded as money was received. Also it is the Company's experience and as a result of the structure of the prepaid calling card plan attached to these cards, that the telephone time is consumed very quickly. Normally 30 days after activation. The Prepaid calling cards have a number of charges attached to their use once activated. Revenue is earned through the rounding of minutes used, access charges, connection charges and weekly maintenance fees and the Company pays the related telephone charges to the carrier on a daily basis as usage occurs. It is the Company's experience that these cards are consumed within the first 30 days of sale and activation; otherwise, they will expire after 90 days.

     Income was recognized on the prepaid internet CD's since they were designed as a communications software package to be used in connection with a prepaid internet access. This specific product was treated as a completed sale of merchandise. The communications and software provider were paid for both the fixed cost of the software package and any time for telephone usage. The Company was not responsible any other additional charges. In addition the structure of the Internet CD Software was such that in all likelihood, the value of the time available with the software package would be consumed with in 30 days since there was only approximately 20 hours of usage available.

     As such the Company had no disagreement with Mr. Engels treatment of income recognition.

     Mr. Engels now suggests that the internet access Cds were also at issue. Registrant's officers, directors and auditors never discussed the internet access CDs with Mr. Engels. The Company will not restate the June 30, 2002 and September 30, 2002 financial information since the rationale stated with respect to the recognition of revenue from the sale of those CDs in the Management's Discussion and Analysis items of the Forms 10-QSB for those periods is correct and is based upon generally accepted accounting principles. The Company now believes Mr. Engels is generating alleged disputes in order to collect fees that are presently being disputed in litigation in Bronx County, New York.

     This alleged difference of opinion with management was not the basis for Mr. Engels' dismissal by ICT Technologies because management was not committed to any particular treatment of the revenue recognition. The audit committee has not discussed this difference of opinion with Mr. Engels but has been apprised of such matter by management. ICT Technologies intends to report all of its revenue and other financial statement items in accordance with United States generally accepted accounting principles and the firm of Drakeford & Drakeford that replaced Mr. Engels has used the same method of revenue recognition suggested by Mr. Engels. Hence no disagreement with revenue recognition exists.

     Prior to his dismissal, Mr. Engels had advised ICT Technologies' audit committee that a substantive audit was required in light of weaknesses in ICT Technologies' system of internal controls, the most significant of which was the absence of adequate internal accounting staff. The Company had in fact followed Mr. Engels recommendations and added a controller to the Company's staff in addition to an existing Chief Financial officer and bookkeeping personal. It is also common practice that during an audit engagement when dealing with a small company the size of ICT Technolgies, that audit risk is judged to be at maximum and more substantive tests be performed on all material aspects of the financial system. The Registrant plans no additional changes to address the unfounded concerns of Mr. Engels.

     Except as aforesaid, ICT Technologies and Mr. Engels did not have any disagreements on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mr. Engels, would have caused him to make a reference to the subject matter of the disagreements in connection with his reports. Except as aforesaid, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K during the time Mr. Engels was retained by ICT Technologies, or between April 7, 2003 and April 14, 2003.

     The Registrant has provided a copy of this Amendment No. 2 to Form 8-K upon this Form 8-K/A to Mr. Engels and will file any letter received in response to this filing within two days of receipt of any such letter. [ ]


February 26, 2004
                                          ICT TECHNOLOGIES, INC.

                                       By: /s/ Vasilios Koutsobinas
                                          --------------------------------------
                                          Vasilios Koutsobinas
                                          Chairman and Chief Executive Officer

Exhibit 1


February 23, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

     I was previously the principal accountant for ICT Technologies, Inc. since my appointment on July 22, 2002. I did not report on the audit of the financial statements during my appointment. In a letter dated April 10, 2003, the Company notified me that the Audit Committee had dismissed me as of April 7, 2003.

     I have read ICT Technologies, Inc.'s statements included under Item 4 of its Form 8-K/A dated April 14, 2003, filed on February 9, 2004, a copy of which I received from the company at the close of business on Friday, February, 20, 2004.

     I disagree with such statements with respect to accounting disagreements with management as to revenue recognition. I also disagree that the discussions on audit scope with the Audit Committee in respect to performing a substantive audit in the face of certain weaknesses in the system of internal controls were "unfounded concerns."

     I am enclosing a detailed discussion of the issues regarding revenue recognition, internal control weaknesses requiring a substantive audit, and circumstances of my dismissal.

Revenue Recognition

     The company describes the disagreement with regard to revenue recognition as an issue with prepaid telephone cards only. In fact, the company now contends that the disagreement is only "alleged" and that it was "not committed to any particular treatment of the revenue recognition."

     The issue of revenue recognition as a matter of disagreement between management and myself was over the broad application of Staff Accounting Bulletin 101 (SAB. 101). The company argued against the application of SAB 101 to its accounting policies. The company offers several prepaid telephony and prepaid internet services which are directly effected by the principles of revenue recognition as described in SAB 101. SAB 101, briefly stated, requires that revenue only be recognized when the services are actually performed and there is certainty of collection.

     The company had indeed recorded the revenue from its prepaid telephone cards and prepaid internet CD's when invoiced and shipped without regard to the performance of services or collectability of receivables. I proposed that the company make a journal entry to defer recording of the revenue from the prepaid telephone cards which resulted in a disagreement and argument with management. Eventually management adopted the journal entry and did not record the revenue from those specific transactions. I was dismissed shortly thereafter.

     However, the company did not specifically adopt SAB 101. The company's latest filed 10-KSB/A (amended) suggests revenue recognition policies that seem not to coincide with SAB 101. The company in discussing the application of GAAP explains "there are also areas in which management's judgment in selecting an available alternative would not produce a materially different result."
Therefore, I do not agree with the company's assertion in item 4 of the Form 8-K/A: "Hence no disagreement with revenue recognition exists."

     Just prior to my dismissal, the company recorded approximately $700,000 in sales of its prepaid internet CD's that were shipped just prior to the end of the quarter ending March 31, 2003. Although I did not report on that period, the company's 10-QSB (filed after my dismissal) included those sales in its financial reports. These sales would not have been recorded under the principle that revenue only be recognized when the services are actually performed and there is certainty of collection. The company has been forced to reverse these sales subsequently, reporting approximately $165,000 in total revenues for the first nine months of 2003. The restatement of income for the first quarter would not have occurred if the company had adopted SAB 101. The company also lacked adequate accounting personnel to properly record revenue under the rules of GAAP as well as SAB 101 as discussed in the next paragraph.

Internal Control Weaknesses Requiring a Substantive Audit

     My audit procedures determined that the lack of accounting staff required that a substantive audit be performed. Specifically, the company was unable to hire qualified personnel with accounting backgrounds. Although the company did hire new staff, all accounting staff, including the chief accounting officer lacked accounting education and experience. Therefore, systems and controls were not properly monitored or implemented. The weaknesses included separation of duties, duplication of books of original entry, controls over service bureau providers, financial reporting, and the implementation of new control standards required by Sarbanes-Oxley.

     The company asserts that the internal control weaknesses that I expressed were "unfounded concerns." I disagree that the issues I raised were unfounded. The company also asserts the successor independent accountant deemed the system of internal controls to be adequate. However, the successor independent accountant did not report on the system of internal controls in the last filed 10-KSB. The successor independent accountant's audit procedures are proprietary, and the procedures used in the audits of the system of internal controls and the reliance on them by the successor independent accountant in reporting on the company's financial statements are not known by me. Therefore I can not make an informed comment on the company's assertion that the successor independent accountant deemed the system of internal controls "adequate."
Circumstances of my Dismissal

     The company's audit committee did not comment at any time as to a reason for my dismissal, either in writing or verbally. They simply stated that I was dismissed as independent accountant as of April 7, 2003.

     The company's management became adversarial to my position as independent accountant only after the issue of revenue recognition was first raised on March 19, 2003. Until that date, relations with management were professionally cordial. Management withheld payment of my usual retainer fees once the accounting disagreement surfaced. During the week that followed March 19, 2003, management argued that I should accept the original revenue recognition accounting policies and not record the suggested journal entry. I did not change my decision and I was dismissed shortly thereafter.

     Unfortunately, I have had to initiate a lawsuit to recover my fees and expenses from the company. I allege in my verified complaint "that by its attempt to hold back payment to Engels, its Independent Accountant and Auditor, (the company) attempted to unduly influence Engels' report on ICTT's annual report to be filed with the SEC. Engels requests unspecified Punitive Damages be awarded."

     This letter is an interim letter under Regulation S-K, item 304. I reserve the right to issue a more detailed letter after further review of any concerns regarding the disclosures in the aforementioned 8-K/A.

Very truly yours,

/s/ Edward R. Engels
------------------------------------------------
Edward R. Engels